EXHIBIT NO. 10.2

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                              SCHERING CORPORATION
                            2000 Galloping Hill Road
                          Kenilworth, New Jersey 07033

                                October 13, 2005

Millennium Pharmaceuticals, Inc.
40 Landsdowne Street
Cambridge, Massachusetts 02139

         Re:  SIDE AGREEMENT ON PRE-MARKETING EXPENSES

Dear Sir:

    Reference is made to that certain Transition Services Agreement (the
"TSA") by and between Schering Corporation and Millennium Pharmaceuticals, Inc. ("Millennium"), dated as of July 22, 2005, and to that certain Amended and Restated Integrilin Agreement (the "A-R Agreement") among Schering Corporation, Schering-Plough, Ltd. and Millennium, dated July 22, 2005. Capitalized terms used but not defined herein are as used and defined in the TSA or, if not defined therein, in the A-R Agreement.

    As you know, the A-R Agreement amended and restated the Collaboration Agreement (with the exception of the European Commercialization Agreement).
Section 5.7 of the Collaboration Agreement provides that "Pre-Marketing Expenses incurred in the United States and Canada for the first Integrilin Product shall be borne initially [**]% by Schering and [**]% by Millennium." Under the terms of the Collaboration Agreement, such Pre-Marketing Expenses are to be accrued and paid to Schering in 40 quarterly installments.

    1. PRE-MARKETING EXPENSES PRIOR TO CLOSING. The Parties acknowledge that (a) the obligation to pay Pre-Marketing Expenses in accordance with Section
5.7 of the Collaboration Agreement was incurred prior to the Closing Date and survives the Closing, (b) the aggregate amount of Pre-Marketing Expenses incurred by the Parties under the Collaboration Agreement was $[**], and Millennium's [**]% share of such Pre-Marketing Expenses was initially $[**], (c) in the period from 4Q 1999 to 2Q 2005 Schering deducted from amounts otherwise due to Millennium (and its predecessor) the aggregate amount of $[**], in quarterly installments of $[**] each, so that as of June 30, 2005 Millennium's share of the Pre-Marketing Expenses was reduced to $[**].

    2. PRE-MARKETING EXPENSES AFTER CLOSING. The Parties agree that: (a) the payment of $[**] for 3Q 2005 due from Millennium to Schering under the Collaboration Agreement shall be applied to amounts due from Schering to Millennium in accordance with Section 7.1 of the TSA, and (b) in the period from 4Q 2005 through 3Q 2009 Schering shall deduct from the royalties and amounts otherwise due to Millennium under the A-R Agreement the aggregate amount of $[**], in the following manner: fifteen (15) quarterly installments of $[**] each and a sixteenth and final quarterly installment of $[**].

    If the foregoing accurately sets forth our understanding with respect to the subject matter hereof, please so indicate by acknowledging where indicated below and returning a countersigned copy of this letter to us.


                             SCHERING CORPORATION


                             By:/s/ MICHAEL DUBOIS
                                Name:  Michael DuBois
                                Title: Vice President

                             SCHERING-PLOUGH, LTD.


                             By:/s/ E. KEVIN MOORE
                                Name:  E. Kevin Moore
                                Title: Vice President & Treasurer


ACCEPTED AND AGREED:

MILLENNIUM PHARMACEUTICALS, INC.


By:/s/ MARSHA H. FANUCCI
       Name:  Marsha H. Fanucci
       Title: Chief Financial Officer